Exhibit 99.1

American Access Technologies Reports Sales of $2.2 Million for Second Quarter 2006

Second Best Sales Quarter in Corporate History Leads to 9.2% Sales Growth for Six Months Ended June 30, 2006

Keystone Heights, FL - July 12, 2006 – PRNewswire – First Call - American Access Technologies, Inc. (NASDAQ: AATK) is pleased to announce that preliminary unaudited sales for the three months ended June 30, 2006 were approximately $2,160,000, an increase of 2.3% over second quarter 2005 sales of $2,111,000. For the six months ended June 30, 2006, preliminary unaudited sales were $4,300,000, a 9.2% increase over the 2005 period.

Joe McGuire, Chief Financial Officer, commented, “Profitability continues to be at the forefront of our priorities for 2006 as we focus on manufacturing efficiencies, price increases and higher margin revenues. We are on track to reach our announced goal of achieving profitability in fiscal 2006.”

“Our performance this quarter and year-to-date gives us four years of consistent, steady sales growth. The second quarter 2006 marked the fifteenth quarter out of the last sixteen with year-over-year quarterly sales increases. Significant factors contributing to the increase in sales in second quarter 2006 include: continued solid execution of our overall internal sales and marketing plan, production from our new laser cutting machine which enables the Company to compete for new customers as well as to improve the efficiency of current manufacturing processes, strategic marketing campaigns by the Company’s sales partners, the training and education of end users and the adoption of industry standards for zone cabling and wireless products. All indicators lead us to anticipate that this positive trend will continue for the balance of the year.”

On July 6th, the Company announced a letter of intent to combine with M&I Electric Industries, Inc., a Houston-based provider of a wide range of switchgear, drives and other electrical products and services primarily to the energy industry. The proposed acquisition is subject to negotiation of a definitive share exchange agreement with the M&I shareholders, approval by American Access shareholders, and continued listing of American Access stock on the NASDAQ stock market.

Detailed information on financial results for the second quarter ended June 30, 2006 will be included in the Company’s Quarterly Report on Form 10-QSB that will be filed with the Securities and Exchange Commission in approximately 25 to 30 days. The preliminary results noted above are subject to revision.

About American Access Technologies, Inc.

American Access Technologies, Inc. manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. The Omega Metals division manufactures proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and U.S. government contractors.

Our Company SEC filings, news and product/service information are available at www.aatk.com.

Cautionary Note Concerning Forward-Looking Statements: This press release contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future levels of revenues and profits. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future levels of revenues and profits will be achieved or achieved on the schedule indicated. Furthermore, unanticipated future events, conditions and financial trends may affect the Company’s revenues, operating results and financial position. Prospective investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, and are subject to various risks and uncertainties, including those listed in the Company’s SEC filings. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied therein will not be realized.

Investor Notice: American Access Technologies, Inc. will file a proxy statement and other documents with the Securities and Exchange Commission in relation to the proposed business combination with M&I Electric Industries, Inc. Investors and shareholders are urged to carefully read these documents when they become available because they will contain important information concerning American Access Technologies, Inc., M&I Electric Industries, Inc. and the proposed business combination. A definitive proxy statement will be sent to shareholders of American Access seeking their approval of the transactions contemplated in connection with the business combination. Investors and security holders may obtain a free copy of the proxy statement (when it is available) and other documents containing information about American Access, without charge, at the SEC’s website at http://www.sec.gov . Copies of the American Access proxy statement and the SEC filings that will be incorporated by reference in the proxy statement may also be obtained free of charge by directing a request to Joseph McGuire, CFO of American Access, at (352) 473-6673, by e-mail to jmcguire@aatk.com or by accessing its website at http://www.aatk.com .

American Access Technologies, Inc. and its officers and directors may be deemed to be participants in the solicitation of proxies from its shareholders. Information about these persons and a description of their direct or indirect interests, by security holdings or otherwise, can be found in American Access’ Annual Report on Form 10-KSB filed with the SEC, and additional information about such persons may be obtained from the proxy statement related to this transaction when it becomes available.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities. The securities to be offered have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com